EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-187773 on Form S-3 and Registration Statements No. 333-166360 on Form S-8 of our report dated February 23, 2015, relating to the consolidated financial statements and financial statement schedules of CNA Financial Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 23, 2015